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                                  EXHIBIT (8)
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                    [On letterhead of Sullivan & Cromwell]

                                                                November 8, 1995



Fourth Financial Corporation,
 Post Office Box 4,
   100 North Broadway,
    Wichita, Kansas  67201

Ladies and Gentlemen:

          We have acted as tax counsel to Fourth Financial Corporation ("Fourth Financial") in connection with the Registration Statement on Form S-4 of Boatmen's Bancshares, Inc. ("Boatmen's) filed with the Securities and Exchange Commission on November 8, 1995 (the "Registration Statement") and hereby confirm to you our opinion as set forth under the heading "MERGER -- Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus included in the Registration Statement, subject to the assumptions set forth in this letter. Capitalized terms not defined herein have the meanings specified in the Agreement and Plan of Merger dated as of August 25, 1995 (the "Merger Agreement").

          In connection with our opinion, we have assumed with your consent and the consent of Boatmen's the following:

          (1) The Merger will be effected in accordance with the Merger
Agreement.

          (2) The facts and representations contained in letters to us from Fourth Financial and Boatmen's dated November 7, 1995, respectively, were true and correct when made and will remain true and correct through the date of the Effective Time.

          We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to us under the heading "MERGER -- Federal Income Tax Consequences". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                           Very truly yours,

                                           /s/ Sullivan & Cromwell